                                                                    Exhibit 99.1

News Release
------------

Media Contact:               Clarence Ehlers
                             (219) 273-7327

Analyst/Investor Contact:    Joseph A. Rainis
                             (219) 273-7158



               NATIONAL STEEL ANNOUNCES SETTLEMENT OF TAX DISPUTE

Mishawaka, IN, September 2, 1998--National Steel Corporation (NYSE: NS) today announced that the Michigan Tax Tribunal issued Consent Judgments on August 31, 1998 pursuant to agreements previously reached with Wayne County, the City of Ecorse and the City of River Rouge, settling long-standing property tax challenges by the Company.

The settlements, reached after years of complex, extensive legal actions, recognize the validity of the Company's claims that its property has been overassessed and avoid additional levies by the Cities and the County.

Pursuant to the Consent Judgments, the Company will receive tax refunds as well as a lower assessment base that will result in future tax savings. The Company expects to receive approximately $23 million in cash based upon these Consent Judgments and settlements. These proceeds will be recorded in the third quarter of 1998.

All statements contained in this release, other than historical information, are forward-looking statements. A variety of factors could cause business conditions and the Company's actual results and experience to differ materially from those expected by the Company or expressed in the Company's forward-looking statements. Additional information concerning these factors is available in the Company's most recent Form 10-K for the year ended December 31, 1997 and the Form 10-Q for the quarter ended June 30, 1998.

Headquartered in Mishawaka, Indiana, National Steel is the nation's fourth largest integrated steel company, with annual shipments of approximately six million tons of flat rolled products. National employs approximately 9,400 people. Visit National Steel's website at: www.nationalsteel.com.